Exhibit 99.1
Medicis Announces Close of LipoSonix Acquisition
SCOTTSDALE, Ariz., July 1, 2008 (PRIME NEWSWIRE) — Medicis (NYSE:MRX) today announced it has closed its previously announced acquisition of LipoSonix, Inc., an independent, privately-held company with a staff of approximately 40 scientists, engineers and clinicians located near Seattle, Washington.
“We are very pleased to announce the close of this important transaction,” said Jonah Shacknai, Chairman and Chief Executive Officer of Medicis. “We believe the LipoSonix body contouring technology will position Medicis for continued leadership in this popular and growing aesthetics market. We are excited to have LipoSonix as part of our expanding world-class team, and look forward to a successful launch into the global aesthetics arena together.”
As a result of the acquisition, Medicis has broadened its aesthetics portfolio pipeline with LipoSonix’s body contouring technology. This completely non-invasive, focused ultrasound technology will be studied for the treatment of troublesome areas of fat which may not respond well to diet or exercise. LipoSonix products were recently launched in Europe, where they are being marketed and sold through distributors. Subject to approval by the U.S. Food and Drug Administration (FDA), Medicis anticipates entering the potentially lucrative U.S. marketplace with the LipoSonix technology in the 2011 timeframe, if not sooner.
Under the terms of the transaction, Medicis paid $150 million in cash for all of the outstanding shares of LipoSonix. Medicis funded the transaction from its existing cash balances. In addition, Medicis will pay LipoSonix stockholders certain milestone payments up to an additional $150 million upon FDA approval of the LipoSonix technology and if various commercial milestones are achieved on a worldwide basis.
Current Guidance
Medicis expects the LipoSonix acquisition to have minimal impact on 2008 revenues, as LipoSonix only recently launched its first product in Europe and is still in the process of developing its European customer base. Factoring in additional expenses related to the operations of LipoSonix and additional research and development (R&D) incurred in obtaining FDA approval in the U.S., we anticipate 2008 diluted earnings per share (subject to GAAP adjustments) to be approximately $1.24-$1.33 per share on a fully diluted basis, or $0.24-$0.27 per share for the third quarter 2008 and $0.30-$0.33 per share for the fourth quarter 2008.
Medicis will allocate the $150 million initial payment to the acquired assets of LipoSonix, including intangible assets, in-process R&D and goodwill. Any portion of the purchase price identified as in-process R&D will be charged to earnings during the reporting period. Medicis is in the process of completing a valuation to determine the amounts to be assigned to the acquired intangible assets, including their related amortization periods, and the amount of in-process R&D.
Based upon information available currently to the Company’s management, the Company’s financial guidance for the remainder of 2008 is anticipated as follows:

	Calendar 2008
	(in millions, except per share amounts)
	First	Second	Third	Fourth	Calendar
	Quarter	Quarter	Quarter	Quarter	Year End
	(3/31/08)	(6/30/08)	(9/30/08)	(12/31/08)	2008
	Actual	Estimated	Estimated	Estimated	Estimated

Revenue:
Previous Guidance	$131	$132-$135	$132-$135	$134-$137	$529-$538
Current Guidance	$131	$132-$135	$132-$135	$134-$137	$529-$538

Change	$—	$—	$—	$—	$—

Diluted earnings per share (subject to GAAP adjustments):
Previous Guidance	$0.38	$0.32-$0.35	$0.37-$0.40	$0.42-$0.45	$1.49-$1.58
Current Guidance	$0.38	$0.32-$0.35	$0.24-$0.27	$0.30-$0.33	$1.24-$1.33

Change	$—	$—	$(0.13)	$(0.12)	$(0.25)

Additional annual 2008 guidance:
«	gross profit margins of approximately 91-92% of revenues;

«	selling, general and administrative (SG&A) expenses of approximately 55-56% of revenues;

«	R&D expenses of approximately 10% of revenues;

«	depreciation and amortization of approximately $29-$30 million for the year;

«	effective tax rate of approximately 38-39%;

«	the diluted earnings per share figures above (subject to GAAP adjustments) reflect the impact of FAS 123R, totaling approximately $17-$18 million for the year; and

«	fully diluted weighted average shares outstanding of approximately 67-70 million shares, which assumes approximately 64 million shares for each of the third and fourth quarters.
The above guidance excludes in-process R&D acquired in the acquisition of LipoSonix and any amortization related to acquired intangible assets associated with the LipoSonix transaction, certain potential special charges associated with R&D milestones or contract payments, the financial impact of changes in accounting or governmental pronouncements, the impact of a potential generic launch to SOLODYN(R), revenue associated with a RELOXIN(R) approval, and charges related to the accounting for the Revance transaction, none of which are estimable at the time of this press release. The Company will provide more specific amounts after the valuation work is completed.
At the time of this disclosure, Medicis believes these objectives are attainable based upon information currently available to the Company’s management.
We anticipate with the incorporation of this transaction that the Company will continue to achieve gross profit margins in excess of 89%, SG&A margins of approximately 52%, and R&D margins of approximately 10% of increasing sales projections in 2009 and beyond.

The Market
The LipoSonix technology is not intended as a replacement for liposuction, but as a complementary body contouring procedure that could appeal to a much broader audience due to its completely non-invasive nature. According to the American Society for Aesthetic Plastic Surgery (ASAPS), liposuction was the number one surgical cosmetic procedure in 2007 with over 450,000 procedures. This equates to a combined U.S. market of over $2 billion for liposuction and abdominoplasty.(1)
LipoSonix Technology
The object of the LipoSonix technology is to achieve targeted reduction of adipose tissue by precisely focusing ultrasound energy to cause permanent disruption, or ablation, of fat cells, or adipocytes, without damage to the epidermis, dermis or underlying tissues and organs. A custom-designed ultrasound transducer delivers energy across the skin surface at a relatively low intensity, and brings this energy to a focus in the subcutaneous fat to effect ablation.
The combined company will continue to be headquartered in Scottsdale, Arizona, and will retain a strong presence in Bothell, Washington, near Seattle. The Bothell facility will be used for the manufacture of the ultrasound systems and for the development of future generations and enhancements to the technology.
About Medicis
Medicis is the leading independent specialty pharmaceutical company in the United States focusing primarily on the treatment of dermatological and aesthetic conditions. The Company is dedicated to helping patients attain a healthy and youthful appearance and self-image. Medicis has leading branded prescription products in a number of therapeutic and aesthetic categories. The Company’s products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance.
The Company’s products include the prescription brands RESTYLANE(R) (hyaluronic acid), PERLANE(R) (hyaluronic acid), DYNACIN(R) (minocycline HCl), LOPROX(R) (ciclopirox), PLEXION(R) (sodium sulfacetamide/sulfur), SOLODYN(R) (minocycline HCl, USP) Extended Release Tablets, TRIAZ(R) (benzoyl peroxide), LIDEX(R) (fluocinonide) Cream, 0.05%, VANOS(R) (fluocinonide) Cream, 0.1%, and ZIANA(R) (clindamycin phosphate 1.2% and tretinoin 0.025%) Gel, BUPHENYL(R) (sodium phenylbutyrate) and AMMONUL(R) (sodium phenylacetate/sodium benzoate), prescription products indicated in the treatment of Urea Cycle Disorder, and the over-the-counter brand ESOTERICA(R). For more information about Medicis, please visit the Company’s website at www.medicis.com.
About LipoSonix
LipoSonix, Inc. is an independent, privately-held company that employs a staff of approximately 40 scientists, engineers and clinicians near Seattle, Washington.
Medicis Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Medicis expects, believes or anticipates will or may occur in the future are forward-

looking statements, including:
«	Medicis’ future prospects, including but not limited to the statements above under the heading “Current Guidance”

«	the efficacy of LipoSonix’s technology;

«	Medicis’ ability to attain regulatory approvals of the product both in the United States and worldwide and the expected timing of such approvals;

«	market acceptance of LipoSonix’s technology;

«	information regarding business development activities and future regulatory approval of the Company’s products;

«	the expected costs to be incurred in connection with the research and development, clinical trials, regulatory approvals, commercialization and marketing of the LipoSonix technology;

«	the commercial success of the LipoSonix technology, RESTYLANE(R), PERLANE(R), SOLODYN(R) and ZIANA(R);

«	the potential for generic competition to LOPROX(R) Shampoo, SOLODYN(R) and VANOS(R);

«	the future expansion of the aesthetics market; and

«	expectations relating to the Company’s product development pipeline, including the timing associated with the submission to, or acceptance by, the FDA of submissions relating to products under development, including the Biologics License Application for RELOXIN(R) and the LipoSonix technology.
These statements are based on certain assumptions made by Medicis based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. No assurances can be given, however, that these activities, events or developments will occur or that such results will be achieved. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Medicis. The Company’s business is subject to all risk factors outlined in the Company’s most recent annual report on Form 10-K for the year ended December 31, 2007, Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 and other documents we file with the Securities and Exchange Commission. At the time of this press release, the Company cannot, among other things, assess the likelihood, timing or forthcoming results of R&D projects, the risks associated with the FDA approval process and risks associated with significant competition within the Company’s industry, nor can the Company validate its assumptions of the full impact on its business of the approval of competitive generic versions of the Company’s primary brands, and any future competitive product approvals that may affect the Company’s brands, including the RESTYLANE(R) franchise. The RESTYLANE(R) franchise currently includes PERLANE(R) and RESTYLANE(R).
Additionally, Medicis may acquire and/or license products or technologies from third parties to enter into new strategic markets. The Company periodically makes up-front, non-refundable payments to third parties for R&D work that has been completed and periodically makes additional non-refundable payments for the achievement of various milestones. There can be no certainty about the periods in which these potential payments could be made, nor if any payments such as these will be made at all. Any estimated future guidance does not include, among other things, the potential payments associated with any such transactions.
There are a number of additional important factors that could cause actual results to differ materially from those projected, including:

«	the anticipated size of the markets and demand for Medicis’ products, including the LipoSonix technology;

«	Medicis’ ability to integrate the operations of LipoSonix with the operations of Medicis;

«	the ability of Medicis to obtain the expected benefits of the merger;

«	the payment of the purchase price in cash will significantly reduce Medicis’ cash holdings, which could adversely affect the company in the future if it is unable to generate profits or otherwise obtain needed financing;

«	Medicis’ ability to retain key personnel of LipoSonix;

«	Increases or decreases in the expected costs to be incurred in connection with the research and development, clinical trials, regulatory approvals, commercialization and marketing of the LipoSonix technology;

«	competitive developments affecting our products, such as the recent FDA approvals of ARTEFILL(R), RADIESSE(R), ELEVESS(TM), EVOLENCE(R), JUVEDERM(TM) Ultra and JUVEDERM(TM) Ultra Plus, competitors to RESTYLANE(R) and PERLANE(R), and generic forms of our DYNACIN(R) Tablets, LOPROX(R), PLEXION(R), SOLODYN(R), VANOS(R) or TRIAZ(R) products;

«	Medicis’ ability to effectively compete in the liposuction marketplace;

«	the inability to secure patent protection from filed patent applications, inadequate protection of Medicis’ intellectual property or challenges to the validity or enforceability of the Medicis’ proprietary rights;

«	the availability of product supply or changes in the costs of raw materials;

«	the receipt of required regulatory approvals;

«	product liability claims;

«	the introduction of federal and/or state regulations relating to the Company’s business;

«	dependence on sales of key products;

«	changes in the treatment practices of physicians that currently prescribe the Medicis products, including prescription levels;

«	the uncertainty of future financial results and fluctuations in operating results, and the factors that may attribute to such fluctuations as set forth in our SEC filings;

«	the uncertainty of license payments and/or other payments due from third parties;

«	changes in reimbursement policies of health plans and other health insurers;

«	the timing and success of new product development by Medicis or third parties;

«	the risks of pending and future litigation or government investigations; and

«	other risks described from time to time in Medicis’ filings with the Securities and Exchange Commission.
Forward-looking statements represent the judgment of Medicis’ management as of the date of this release and Medicis disclaims any intent or obligation to update any forward-looking statements contained herein, which speak as of the date hereof.
NOTE: Full prescribing information for any of Medicis’ prescription products is available by contacting the Company. RESTYLANE(R) and PERLANE(R) are trademarks of HA North American Sales AB, a subsidiary of Medicis Pharmaceutical Corporation. All other marks are the property of their respective owners.

References:
(1)	American Society for Aesthetic Plastic Surgery, Cosmetic Surgery National Data Bank Statistics, 2007

CONTACT:	Medicis Kara Stancell (480) 291-5854